HDFC Bank Limited
Condensed Balance Sheets
As of March 31, 2005 and September 30, 2005
(Unaudited)

	As of
	March 31, 2005		September 30, 2005		September 30, 2005
			(In millions)
ASSETS:

Cash and cash equivalents	Rs.	37,575.8	Rs.	37,060.2	US$	843.4
Term placements		8,699.6		9,643.1		219.5
Investments held for trading, at market		1,278.5		554.5		12.6
Investments available for sale, at market		204,292.8		219,492.5		4,995.3
Securities purchased under agreement to resell		—		1,575.0		35.8
Loans, net		256,486.9		325,499.0		7,407.8
Other assets		21,120.6		30,973.1		704.8

Total assets	Rs.	529,454.2		624,797.4	US$	14,219.2

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Liabilities

Interest-bearing deposits	Rs.	257,237.9	Rs.	327,190.3	US$	7,446.3
Non-interest bearing deposits		106,304.6		127,270.6		2,896.5

Total deposits		363,542.5		454,460.9		10,342.8
Short-term borrowings		62,079.1		64,368.8		1,464.9
Long-term debt		5,028.1		5,018.4		114.2
Accrued expenses and other liabilities		49,466.5		49,162.4		1,118.8

Total liabilities(A)		480,116.2		573,010.5	US$	13,040.7

Shareholders’ equity:

Equity shares: par value — Rs.10 each
Authorized 450,000,000 shares; issued and outstanding 309,875,308 shares and 312,044,108 shares		3,098.7		3,120.4		71.0
Additional paid in capital		25,789.2		26,413.8		601.1
Advance received pending allotment of shares		423.3		38.4		0.9
Retained earnings		12,871.6		14,504.9		330.0
Statutory reserve		6,187.6		7,145.5		162.6
Deferred stock based compensation		(66.1)		(42.8)		(1.0)
Accumulated other comprehensive income		1,033.7		606.7		13.9

Total shareholders’ equity (B)		49,338.0		51,786.9		1,178.5

Total liabilities and shareholders’ equity (A+B)	Rs.	529,454.2	Rs.	624,797.4	US$	14,219.2

See accompanying notes to condensed financial statements

HDFC Bank Limited
Condensed Statements of Income
For each of the six month periods ended September 30, 2004 and 2005
(Unaudited)

	Six months ended September 30,
	2004		2005		2005
Interest and dividend revenue:			(In millions)
Loans	Rs.	7,148.7	Rs.	12,336.8	US$	280.8
Trading securities		5,697.6		6,004.2		136.6
Securities, including dividend		22.2		55.4		1.3
Others		724.0		697.1		15.8

Total interest revenue		13,592.5		19,093.5		434.5

Interest expense:
Deposits		5,324.8		6,556.8	US$	149.2
Short-term borrowings		674.4		1,269.0		28.9
Long-term debts		215.7		172.1		3.9

Total interest expense		6,214.9		7,997.9		182.0

Net interest revenue		7,377.6		11,095.6		252.5
Allowance for credit losses, net		1,098.3		2,600.2		59.2

Net interest revenue after allowance for credit losses		6,279.3		8,495.4		193.3

Non-interest revenue, net:
Fees and commissions		2,806.3		4,397.0		100.1
Trading account gains/(losses), net		(3.4)		5.5		0.1
Realized gains/(losses) on sales of AFS securities, net		(89.1)		365.9		8.3
Foreign exchange transactions		374.1		500.3		11.4
Derivative transactions		47.6		21.1		0.5
Other, net		473.0		8.6		0.2

Total non-interest revenue, net		3,608.5		5,298.4		120.6

Net revenue		9,887.8		13,793.8		313.9

Non-interest expenses:
Salaries and staff benefits		1,459.4		2,317.1		52.7
Premises and equipment		1,041.3		1,392.0		31.7
Depreciation and amortization		674.7		814.0		18.5
Administrative and other		1,880.2		3,220.7		73.3

Total non-interest expenses		5,055.6		7,743.8		176.2

Income before income tax		4,832.2		6,050.0		137.7
Income Tax		1,652.7		1,861.7		42.4

Net income	Rs.	3,179.5	Rs.	4,188.3	US$	95.3

Per share information:
Earnings per equity share — basic	Rs.	11.16	Rs.	13.44	US$	0.31
Earnings per equity share — diluted	Rs.	11.11	Rs.	13.26	US$	0.30
Earnings per ADS (where each ADS represents three equity shares) — basic	Rs.	33.48	Rs.	40.31	US$	0.92
Earnings per ADS — diluted	Rs.	33.33	Rs.	39.77	US$	0.91
     See accompanying notes to condensed financial statements

HDFC Bank Limited
Condensed Statements of Cash Flows
For each of the six month periods ended September 30, 2004 and 2005
(Unaudited)

	Six months ended September 30,
	2004		2005		2005
			(In millions)
Net cash provided by/(used) in operating activities	Rs.	(18,719.8)	Rs.	(905.0)	US$	(20.6)

Cash flows from investing activities:
Net change in term placements		511.3		(943.6)		(21.5)
Net change in securities		(508.3)		(16,185.6)		(368.4)
Net change in repos and reverse repos		4,699.0		(1,575.0)		(35.8)
Proceeds from loans securitized		17,581.1		—		—
Increase in loans originated, net of principal collections		(51,358.1)		(71,609.5)		(1,629.7)
Additions to property and equipment		(1,152.1)		(1,162.6)		(26.5)
Proceeds from sale or disposal of property and equipment		6.5		2.9		0.1

Net cash used in investing activities		(30,220.6)		(91,473.4)		(2,081.8)

Cash flows from financing activities:
Net increase in deposits		30,595.9		90,918.4		2,069.1
Net increase/ (decrease) in short-term borrowings		6,637.8		2,289.7		52.1
Repayment of long-term debt		(1,042.7)		(9.7)		(0.2)
Proceeds from issuance of equity shares and ADSs		493.7		223.0		5.1
Proceeds from applications received for shares pending allotment		64.9		38.4		0.9
Payment of dividends and dividend tax		(1,131.4)		(1,597.1)		(36.3)

Net cash provided by financing activities		35,618.2		91,862.7		2,090.7

Net change in cash		(13,322.2)		(515.7)		(11.7)
Cash and cash equivalents, beginning of the period		33,010.4		37,575.9		855.2

Cash and cash equivalents, end of period	Rs.	19,688.2	Rs.	37,060.2	US$	843.5

Supplementary cash flow information:
Interest paid	Rs.	4,421.5	Rs.	7,335.0	US$	166.9
Income taxes paid	Rs.	1,691.0	Rs.	1,972.0	US$	44.9
     See accompanying notes to financial statements

HDFC Bank Limited
Condensed Statements of Shareholders’ Equity
For each of the six month periods ended September 30, 2004 and 2005
(Unaudited)

						Advance
						received								Accumulated
				Additional		pending						Deferred		other		Total
	Number of	Equity share		paid in		allotment		Retained		Statutory		stock based		comprehensive		Shareholders'
	equity shares	capital		capital		of shares		earnings		reserve		compensation		income (loss)		equity
	(In millions, except for equity shares)
Balance at April 1, 2004	282,844,438	Rs.	2,828.4	Rs.	12,527.3	Rs.	125.5	Rs.	9,057.1	Rs.	4,523.7	Rs.	(374.6)	Rs.	2,528.4	Rs.	31,215.8
Shares issued upon exercise of options	3,388,475		33.9		585.3		(125.5)		—		—		—		—		493.7
Dividends, including dividend tax	—		—		—		—		(1,131.3)		—		—		—		(1,131.3)
Advances received pending allotment of shares	—		—		—		64.9		—		—		—		—		64.9
Amortization of deferred stock based compensation	—		—		—		—		—		—		260.3		—		260.3
Transfer to statutory reserve	—		—		—		—		(730.7)		730.7		—		—		—

Sub Total	286,232,913		2,862.3		13,112.6		64.9		7,195.1		5,254.4		(114.3)		2,528.4		30,903.4

Net income	—		—		—		—		3,179.5		—		—		—		3,179.5
Unrealized gains on securities transferred from HTM to AFS, net	—		—		—		—		—		—		—		229.9		229.9
Unrealized loss reclassified to earnings, net	—		—		—		—		—		—		—		(332.0)		(332.0)
Change in unrealized loss on available for sale securities, net	—		—		—		—		—		—		—		(1,525.0)		(1,525.0)

Comprehensive income (loss)	—		—		—		—		3,179.5		—		—		(1,627.1)		1,552.4

Balance at September 30, 2004	286,232,913	Rs.	2,862.3	Rs.	13,112.6	Rs.	64.9	Rs.	10,374.6	Rs.	5,254.4	Rs.	(114.3)	Rs.	901.3	Rs.	32,455.8

Balance at April 1, 2005	309,875,308	Rs.	3,098.7	Rs.	25,789.2	Rs.	423.3	Rs.	12,871.6	Rs.	6,187.6	Rs.	(66.1)	Rs.	1,033.7	Rs.	49,338.0
Shares issued upon exercise of options	2,168,800		21.7		624.6		(423.3)										223.0
Dividends, including dividend tax									(1,597.1)								(1,597.1)
Advances received pending allotment of shares							38.4										38.4
Amortization of deferred stock based compensation													23.3				23.3

Transfer to statutory reserve									(957.9)		957.9

Sub Total	312,044,108		3,120.4		26,413.8		38.4		10,316.6		7,145.5		(42.8)		1,033.7		48,025.6

Net income									4,188.3								4,188.3
Change in unrealized loss on available for sale securities, net															(427.0)		(427.0)

Comprehensive income (loss)									4,188.3						(427.0)		3,761.3

Balance at September 30, 2005	312,044,108	Rs.	3,120.4	Rs.	26,413.8	Rs.	38.4	Rs.	14,504.9	Rs.	7,145.5	Rs.	(42.8)	Rs.	606.7	Rs.	51,786.9

Balance at September 30, 2005		US$	71.0	US$	601.1	US$	0.9	US$	330.0	US$	162.6	US$	(1.0)	US$	13.9	US$	1,178.5

     See accompanying notes to financial statements

HDFC Bank Limited
Notes to Condensed Financial Statements
These condensed financial statements should be read in conjunction with the financial statements of the Bank included in its Form 20-F filed with the Securities and Exchange Commission on September 30, 2005. Material events and changes since then are set out below.
1.	Summary of Significant Accounting Policies
a.	Basis of presentation and consolidation
     These condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). US GAAP differs in certain material respects from accounting principles generally accepted in India, the requirements of India’s Banking Regulations Act and related regulations issued by the Reserve Bank of India (RBI) (collectively Indian GAAP), which form the basis of the statutory general purpose financial statements of the Bank in India. Principal differences insofar as they relate to the Bank include, determination of the allowance for credit losses, classification and valuation of investments, accounting for deferred income taxes, stock based compensation, retirement benefits loan origination fees and affiliates, and the presentation and format of the financial statements and related notes.
b.	Use of estimates
     The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses for the periods presented. Actual results could differ from these estimates. Material estimates included in these financial statements that are susceptible to change include the allowance for credit losses and the valuation of unlisted investments.
c.	Income tax
     The Bank estimates its income tax expense for the interim periods based on its best estimate of the expected effective income tax rate for the full year.
d.	Revenue seasonality
     Dividend income from preference and equity shares is recognized when declared; a significant portion of such income is recognized in the second half of the fiscal year ending March 31, 2006. In the year ended March 31, 2005, dividend income represented 1.3% of total interest revenue.

e.	Convenience translation
     The accompanying financial statements have been expressed in Indian Rupees (“Rs.”), the Bank’s functional currency. For the convenience of the reader, the financial statements as of and for the six months ended September 30, 2004 have been translated into US dollars at US$1.00 = Rs.43.94 based on the noon buying rate for cable transfers on September 30, 2005 as certified for customs purposes by the Federal Reserve Bank of New York. Such translation should not be construed as representation that the rupee amounts have been or could be converted into United States dollars at that or any other rate, or at all.
2.	Segment Information
     The Bank operates in three reportable segments: wholesale banking, retail banking and treasury services. Substantially all operations and assets are based in India.
     The retail-banking segment serves retail customers through a branch network and other delivery channels. This segment raises deposits from customers and makes loans, provides credit cards and debit cards, distributes third-party financial products such as mutual funds and insurance, and provides advisory services to such customers. Revenues of the retail banking segment are derived from interest earned on retail loans, fees for banking and advisory services and interest earned from other segments for surplus funds placed with those segments. Expenses of this segment primarily comprise interest expense on deposits, infrastructure and premises expenses for operating the branch network and other delivery channels, personnel costs, other direct overheads and allocated expenses.
     The wholesale banking segment provides loans and transaction services to corporate customers. Revenues of the wholesale banking segment consist of interest earned on loans made to corporate customers, investment income from credit substitutes, interest earned on the cash float arising from transaction services, fees from such transaction services and profits from foreign exchange and derivative transactions with wholesale banking customers. The principal expenses of the segment consist of interest expense on funds borrowed from other segments, premises expenses, personnel costs, other direct overheads and allocated expenses.
     The treasury services segment undertakes trading operations on the proprietary account, foreign exchange operations and derivatives trading. Revenues of the treasury services segment primarily consist of fees and gains and losses from trading operations.
     Effective fiscal 2004, the commercial vehicle loan division, which was formerly part of the wholesale division, has now been classified as part of retail banking in line with the change in segment focus for this product. Prior year amounts have been reclassified to conform with the current year classification.
     Segment-wise income and expenses include certain allocations. Interest income is charged by a segment that provides funding to another segment, based on yields benchmarked to an internally developed composite yield curve which broadly tracks market discovered interest rates. Transaction charges are made by the retail banking segment to the wholesale banking segment for the use by corporate customers of the retail banking segment’s branch network or other delivery channels; such transaction costs are determined on a cost plus basis.
     Directly identifiable overheads are attributed to a segment at actual amounts incurred. Indirect shared costs, principally corporate office expenses, are generally allocated equally to each segment. Income taxes for each segment have been allocated based on the effective rate applicable to the Bank, adjusted for specifically identifiable permanent differences relating to each segment.

     Summarized segment information for the six months ended September 30, 2004 and 2005 is as follows:

	Six months ended September 30,
	2004								2005
			Wholesale		Treasury						Wholesale		Treasury
	Retail banking		banking		services		Total		Retail banking		banking		services		Total

	(In millions)
Net interest revenue	Rs.	4,273.1	Rs.	2,657.2	Rs.	447.3	Rs.	7,377.6	Rs.	7,491.3	Rs.	3,444.1	Rs.	160.2	Rs.	11,095.6
Allowance for credit losses		1,137.0		(38.7)		—		1,098.3		2,374.2		226.0		—		2,600.2

Net interest revenue, after allowance for credit losses		3,136.1		2,695.9		447.3		6,279.3		5,117.1		3,218.1		160.2		8,495.4
Non-interest revenue		2.711.1		758.4		139.0		3,608.5		4,019.7		849.8		428.9		5,298.4
Non-interest expense		(3,922.5)		(809.5)		(323.6)		(5,055.6)		(6,028.8)		(1,332.2)		(382.8)		(7,743.8)

Income before income tax	Rs.	1,924.9	Rs.	2,644.6	Rs.	262.7	Rs.	4,832.2	Rs.	3,108.0	Rs.	2,735.7	Rs.	206.3	Rs.	6,050.0

Segment average total assets	Rs.	190,697.3	Rs.	201,495.8	Rs.	4,209.1	Rs.	396,402.2	Rs.	241,988.6	Rs.	280,209.6	Rs.	30,156.1	Rs.	552,354.3

3.	Stock Based Compensation
     The Bank has elected to use the intrinsic value method to account for the compensation cost of stock options and awards granted to employees of the Bank. The Bank uses the fair value approach for any options that are granted to individuals who do not qualify as employees.
     Had compensation cost for the Bank’s stock option plans been determined based on the fair value approach, the Bank’s net income and earnings per share would have been as per the pro forma amounts indicated below:

		Six months ended September 30,
		2004		2005		2005

		(In millions, except per share amounts)
Net Income:	As reported	Rs.	3,179.5	Rs.	4,188.3	US$	95.3
Add: Stock-based employee compensation expense included in net income	As reported		262.0		23.3		0.5
Less: Stock based compensation expense determined under fair value based method :	Pro forma		(604.7)		(774.2)		(17.6)

Net Income:	Pro forma	Rs.	2,836.8	Rs.	3,434.3	US$	78.2

Basic earnings per share	As reported	Rs.	11.16	Rs.	13.44	US$	0.31
	Pro forma		9.98		11.03		0.25
Diluted earnings per share	As reported	Rs.	11.11	Rs.	13.26	US$	0.30
	Pro forma		9.93		10.88		0.25
Basic earnings per ADS	As reported	Rs.	33.48	Rs.	40.31	US$	0.92
	Pro forma		29.94		33.08		0.75
Diluted earnings per ADS	As reported	Rs.	33.33	Rs.	39.77	US$	0.91
	Pro forma		29.80		32.64		0.74
     The fair value of options used to compute pro forma net income and basic earnings per equity share have been estimated on the dates of each grant using a binomial option pricing model with the following assumptions:

	Six months ended September 30,
	2004	2005
Dividend yield	—	0.7%
Expected volatility	—	21.25%
Risk—free interest rate	—	6.1%-6.6%
Expected lives:	—	1-7 years
4.	Subsidiary
     On September 28, 2005, the bank increased its investments in HDFC Securities Limited from 29.5% to 55%. Consequently, HDFC Securities Limited has become a subsidiary of the bank since that date.
5.	Commitments and contingent liabilities
Capital commitments
     The Bank has entered into committed capital contracts, principally for branch expansion and technology upgrades. The estimated amounts of contracts remaining to be executed on the capital account as of September 30, 2005 aggregated Rs. 943.3 million.
Contingencies
     The Bank is party to various legal and tax-related proceedings in the normal course of business. The Bank does not expect the outcome of these proceedings to have a material adverse effect on the Bank’s results of financial condition, operations or cash flows.
Foreign exchange and derivative contracts
     The Bank enters into forward exchange contracts, currency options, forward rate agreements, currency swaps and rupee interest rate swaps with inter-bank participants on its own account and for customers. These transactions enable customers to transfer, modify or reduce their foreign exchange and interest rate risks.
     Forward exchange contracts are commitments to buy or sell foreign currency at a future date at the contracted rate. Currency swaps are commitments to exchange cash flows by way of interest in rupees against another currency and exchange of notional principal amount at maturity based on predetermined rates. Rupee interest rate swaps are commitments to exchange fixed and floating rate cash flows in rupees.
     The market and credit risk associated with these products, as well as the operating risks, are similar to those relating to other types of financial instruments. Market risk is the exposure created by movements in interest rates and exchange rates, during the tenure of the transaction. The extent of market risk affecting such transactions depends on the type and nature of the transaction, the value of the transaction and the extent to which the transaction is uncovered. Credit risk is the exposure to loss in the event of default by counter-parties. The extent of loss on account of a counter-party default will depend on the replacement value of the contract at the ongoing market rates.
     Fair values for off balance sheet derivative financial instruments are based on quoted market prices, except in the case of certain options and currency swaps where pricing models are used.

     The following table presents the aggregate notional principal amounts of the Bank’s outstanding foreign exchange and interest rate derivative contracts as of March 31, 2005 and September 30, 2005 together with the fair values on each reporting date.

	As at,
	March 31, 2005				September 30, 2005
			Fair				Fair				Fair
	Notional		value		Notional		Value		Notional		value
	(In millions)
Interest rate swaps and forward rate agreements	Rs.	780,211.6	Rs.	(79.7)	Rs.	969,782.4	Rs.	(189.6)	US$	2,070.6	US$	(4.31)

Forward exchange contracts, currency swaps, currency options and interest rate caps and floors		571,445.0	731.2			765,585.3	912.0			17,423.4	20.8
Guarantees
     As a part of its commercial banking activities, the Bank has issued guarantees and documentary credits, such as letters of credit, to enhance the credit standing of its customers. These generally represent irrevocable assurances that the Bank will make payments in the event that the customer fails to fulfill his financial or performance obligations. Financial guarantees are obligations to pay a third party beneficiary where a customer fails to make payment towards a specified financial obligation. Performance guarantees are obligations to pay a third party beneficiary where a customer fails to perform a non-financial contractual obligation. The guarantees are generally for a period not exceeding 18 months.
     The credit risk associated with these products, as well as the operating risks, are similar to those relating to other types of financial instruments.
     The fair values of guarantees and documentary credits are estimated based on the portion of unamortized fees currently charged for such contracts. Based on historical trends, the Bank has recognized a liability of Rs. 121.2 million and Rs. 170.6 million as of September 30, 2004 and September 30, 2005 respectively, in respect of guarantees issued or modified after December 31, 2002.
     Details of guarantees and documentary credits outstanding are set out below:

	As at,
	March 31, 2005		September 30, 2005

	(In millions)
Nominal values:
Bank guarantees:

Financial guarantees	Rs.	14,365.4	Rs.	18,203.6	US$	414.3

Performance guarantees		9,954.4		10,956.6		249.4

Documentary credits		27,930.2		23,547.1		535.9

Total	Rs.	52,250.0	Rs.	52,707.3	US$	1,199.6

Estimated fair values:

Guarantees	Rs.	(145.4)	Rs.	(174.8)	US$	(4.0)

Documentary credits		(44.7)		(37.7)		(0.9)

Total	Rs.	(190.1)	Rs.	(212.5)	US$	(4.9)

     As part of its risk management activities, the Bank continuously monitors the credit-worthiness of customers as well as guarantee exposures. If a customer fails to perform a specified obligation, a beneficiary may draw upon the guarantee by presenting documents in compliance with the guarantee. In that event the Bank makes payment on account of the defaulting customer, to the beneficiary up to the full notional amount of the guarantee. The customer is obligated to reimburse the Bank for any such payment. If the customer fails to pay, the Bank liquidates any collateral held and sets off accounts; if insufficient collateral is held, the Bank recognizes a loss.
6.	Earnings per equity share
     A reconciliation of the equity shares used in the computation of basic and diluted earnings per equity share has been provided below. None of the potential equity shares outstanding during the six months ended September 30, 2004 and 2005 were anti-dilutive.

	As of September 30,
	2004	2005

Weighted average number of equity shares used in computing basic earnings per equity share	284,780,404	311,481,870
Effect of potential equity shares for stock options outstanding	1,315,622	4,217,123

Weighted average number of equity shares used in computing diluted earnings per equity share	286,096,026	315,698,993

     For the purpose of determining the weighted average number of equity shares outstanding, the Bank treats cash received from optionees who exercise their option as issued equity shares even if the administrative formalities to allocate equity shares have not been completed.
The following are reconciliations of basic and diluted earnings per equity share and earnings per ADS:

	Six months ended September 30,
	2004	2005

Basic earnings per share	Rs. 11.16	Rs. 13.44
Effect of potential equity shares for stock options outstanding	0.05	0.18

Diluted earnings per share	Rs. 11.11	Rs. 13.26

Basic earnings per ADS	Rs. 33.48	Rs. 40.31
Effect of potential equity shares for stock options outstanding	0.15	0.54

Diluted earnings per ADS	Rs. 33.33	Rs. 39.77

7.	Shareholders’ Equity and Capital Adequacy
     The Bank’s regulatory capital and capital adequacy ratios as measured in accordance with Indian GAAP are as follows:

	As of
	March 31, 2005	September 30, 2005

Capital ratios of the Bank:
Tier 1	9.60%	8.35%
Total capital	12.16%	10.37%

Minimum capital Ratios required by the RBI:
Tier 1	4.50%	4.50%
Total capital	9.00%	9.00%